Exhibit 99.1

Receptos Announces Appointment of Mary Szela and Richard Heyman, Ph.D.

to Board of Directors

San Diego, CA, July 29, 2014 — Receptos, Inc. (Nasdaq: RCPT), a biopharmaceutical company developing therapeutic candidates for the treatment of immune and metabolic diseases, today announced the appointment of Mary Szela and Richard Heyman to the board of directors of Receptos. Ms. Szela and Dr. Heyman will both serve as Class II directors with terms of office expiring and to be renewed at the 2015 annual meeting of stockholders. Ms. Szela and Dr. Heyman will also both serve as members of the Board’s Nominating and Corporate Governance Committee.

Bill Rastetter, Ph.D., chairman of the board of directors of Receptos, said, “We are pleased to welcome both Mary and Rich to the Receptos board of directors. Mary’s extensive marketing and commercial expertise brings a new and valuable skillset to our board as Receptos matures, while Rich’s proven track record and deep background in drug discovery and development will provide valuable insight, experience and leadership. We look forward to working with both of them.”

Ms. Szela was appointed chairperson of Melinta Therapeutics in January 2013 and transitioned to chief executive officer in April 2013. From 2010 to 2012, Ms. Szela was senior vice president of global strategic marketing and services at the Abbott Laboratories Pharmaceutical Products Group and also served as its senior vice president of US Pharmaceuticals from 2008 to 2009. Prior to this role, she served more than two decades in senior leadership roles at Abbott Laboratories. Ms. Szela is also a member of the board of directors of Suneva Medical. Ms. Szela earned a bachelor’s degree in nursing and a Master of Business Administration from the University of Illinois.

Dr. Heyman currently serves as chief executive officer of Seragon Pharmaceuticals, which he co-founded in 2013. In July 2014, Seragon announced a definitive agreement with Roche Group whereby Seragon will be acquired for up to $1.7 billion dollars in total transaction value. From 2009 to 2013, Dr. Heyman was the Chief Executive Officer and co-founder of Aragon Pharmaceuticals until its acquisition by Johnson and Johnson for up to $1.0 billion in transaction value. Previously, Dr. Heyman co-founded and served as Chief Scientific Officer of X-Ceptor Therapeutics, a company that developed compounds targeting nuclear receptors for the treatment of metabolic diseases. X-Ceptor was acquired by Exelixis in 2004. Before X-Ceptor, he was vice president of research at Ligand Pharmaceuticals. Dr. Heyman was an NIH postdoctoral fellow and staff scientist at the Salk Institute for Biological Studies and received a Ph.D. in pharmacology from the University of Minnesota and a bachelor of science in chemistry from the University of Connecticut.

Receptos also announced that Amir Nashat, Sc.D., one of its Class II directors, retired from the board of directors, effective July 25, 2014.

Dr. Rastetter remarked, “Amir has been a great supporter of Receptos, both as an early investor and as a board member. We very much appreciate his leadership during a transformative period for Receptos and thank him for his service.”

About Receptos

Receptos is a biopharmaceutical company developing therapeutic candidates for the treatment of immune and metabolic diseases. The Company’s lead program, RPC1063, is a sphingosine 1-phosphate 1 receptor (S1P1R) small molecule modulator candidate for immune indications, including relapsing multiple sclerosis (RMS) and inflammatory bowel disease (IBD). The Company is also developing RPC4046, an anti-interleukin-13 (IL-13) antibody for an allergic/immune-mediated orphan disease, eosinophilic esophagitis (EoE). Receptos has established expertise in high resolution protein crystal structure determination, biology and drug discovery for G-protein-coupled receptors (GPCRs).

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Media and Investor Contact:

Graham K. Cooper

Chief Financial Officer, Receptos

(858) 652-5708

gcooper@receptos.com